Exhibit 10.13

LOAN COMMITMENT

LOAN COMMITMENT dated as of November 13, 2012 (this “Agreement”), is among Real Goods Solar, Inc., a Colorado corporation (the “Company”), Riverside Renewable Energy Investments, LLC, a Delaware limited liability company (“Riverside”), and Gaiam, Inc., a Colorado corporation (“Gaiam” and, collectively with Riverside, the “Shareholders”). In consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I

DEBT COMMITMENT AND LOAN EXTENSION

1.1 Gaiam Commitment. Gaiam agrees to make, in single or multiple cash advances by wire transfer to the Company, loans of up to $1,000,000 in the aggregate, within five (5) business days of receiving written notice from the Company requesting an advance. Gaiam’s commitment obligation pursuant to this Section 1.1 will terminate at the close of business on March 31, 2013 or upon advancing the full amount of Gaiam’s commitment under this Section 1.1.

1.2 Riverside Commitment. Riverside agrees to make, in a single or multiple cash advances by wire transfer to the Company, loans in an amount of up to $1,000,000 in the aggregate within five (5) business days of receiving written notices from the Company requesting an advance. Riverside’s commitment obligation pursuant to this Section 1.2 will terminate at the close of business on March 31, 2013 or upon advancing the full amount of Riverside’s commitment under this Section 1.2.

1.3 Equal Treatment of Advances. Notwithstanding anything in this Agreement to the contrary, any advances under this Agreement shall be made in equal amounts by both Riverside and Gaiam and the Company shall only request equal amounts from Riverside and Gaiam.

1.4 Promissory Note. Each advance by the Shareholders will be evidenced by a promissory note issued by the Company in favor of the respective lender in the form attached to this Agreement (the “Notes”).

1.5 Lease and Tenant Improvements. The Company agrees that it will execute and deliver to Gaiam an option agreement, reasonably acceptable to both parties, permitting Gaiam to purchase for $200,000 all tenant improvements constructed by the Company in the space leased by the Company at 833 W. South Boulder Road, Louisville, CO, 80027. Such option agreement will be exercisable by Gaiam at any time on or prior to December 31, 2013 and Gaiam’s payment for such tenant improvements will be amortized in equal installments over the remaining term of the Company’s lease. In addition, the Company agrees that it will execute and deliver to Gaiam an amendment to the Company’s lease for the space at 833 W. South Boulder Road, Louisville, CO, 80027, reasonably acceptable to both parties, pursuant to which the Company will agree to cancel, effective December 31, 2012, the $3 per square foot credit set forth in the current lease.

1.6 Extension. On December 31, 2012, the maturity date on Gaiam’s existing loan to the Company in the principal amount of $1.7 million (the “Existing Loan”), will be automatically extended, without any further action by the parties, to April 30, 2013, provided that the Company has repaid all accrued but unpaid interest then owing to Gaiam on such Existing Loan.

Article II

TERMINATION

This Agreement shall become null and void and be of no further force or effect, and neither the Shareholders nor the Company shall have any further obligations hereunder or with respect to this Agreement upon the first to occur of (i) the mutual written consent of the Company and the Shareholders to terminate this Agreement,

(ii) March 31, 2013, if the Company has not requested the loans from the Shareholders described in this Agreement on or prior to such date, and (iii) final payment of all principal and interest on the loans, if the Company has requested the loans from the Shareholders described in this Agreement.

Article III

MISCELLANEOUS

3.1 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Colorado applicable to contracts made and performed in that State (without regard to the choice of law or conflicts of law provisions) and any applicable laws of the United States of America.

3.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the Company, Gaiam or Riverside will, unless another address is specified in writing, be sent to the address indicated below:

If to the Company to:

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Attention: Kam Mofid, CEO

Telephone: (303) 222-8303

Facsimile: 303-222-3700

E-Mail: kam.mofid@realgoods.com

with a copy (which shall not serve as notice) to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202-4432

Attention: Kristin M. Macdonald

Telephone: 303.223.1242

Facsimile: 303.223.8042

E-Mail: kmacdonald@bhfs.com

If to Gaiam to:

Gaiam, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Attention: John Jackson

Telephone: (303) 222-3809

Facsimile: 303-222-3700

E-Mail: john.jackson@gaiam.com

with a copy (which shall not serve as notice) to:

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop, Ste 800

Denver, Colorado 80202

Attention: Thomas R. Stephens

Telephone: (303) 592-3100

Facsimile: (303) 592-3140

E-Mail: thomas.stephens@bartlit-beck.com

If to Riverside to:

c/o Riverside Partners, LLC

One Exeter Plaza

699 Boylston Street

Boston, Massachusetts

Attention: David Belluck

Telephone: (617) 351-2806

Facsimile: (617) 351-2801

E-Mail: dbelluck@riversidepartners.com

or at such other address or addresses as the Company, Gaiam or Riverside, as the case may be, may specify by written notice given in accordance with this Section 3.2.

3.3 Benefit of Parties; Assignment. The provisions of this Agreement shall be binding upon the parties to this Agreement and their respective permitted successors and assigns and inure to the benefit of the Company and the Shareholders and their respective permitted successors and assigns. This Agreement may not be assigned by the Company without the prior written consent of the Shareholders or by any Shareholder except with the prior written consent of the Company and the other Shareholder.

3.4 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each of the Company and the Shareholders.

3.5 Waiver. Subject to the provisions of Section 1.3 hereof, no failure or delay by the Company or any Shareholder in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

3.6 Severability. If any provision of this Agreement or the application of such provision to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

3.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

3.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts (or signature pages) hereof signed by all of the other parties.

3.9 Beneficiaries. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not confer any rights or remedies upon any person other than the Company and the Shareholders and each of their successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

REAL GOODS SOLAR, INC., a Colorado corporation

By:	/s/ Kam Mofid
Name: Kam Mofid Title: CEO

GAIAM:

GAIAM, INC., a Colorado corporation

By:	/s/ John R. Jackson
Name: John R. Jackson Title: VP

RIVERSIDE:

RIVERSIDE RENEWABLE ENERGY INVESTMETNS LLC, a Delaware limited liability company

By:	/s/ David Belluck
Name: David Belluck Title: Managing Partner

Form of Promissory Note

This promissory note (this “Note”) has not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state. No transfer, sale or other disposition of this Note may be made unless a registration statement with respect to this Note has become effective under said Act, and such registration or qualification as may be necessary under the securities laws of any state has become effective, or the Maker (as defined below) has been furnished with an opinion of counsel satisfactory to the Maker that such registration is not required.

Payments of principal and interest in respect of this Note are subordinated to payments of certain other indebtedness of the Maker, as set forth herein.

PROMISSORY NOTE

Louisville, Colorado

$[            ]                                                                                                                                                 [            ], 201     (the “Issue Date”)

FOR VALUE RECEIVED, the undersigned, REAL GOODS SOLAR, INC., a Colorado corporation (“Maker”), PROMISES TO PAY TO THE ORDER OF [             ] or its registered assigns (the “Payee”), the sum of [            ] DOLLARS ($[            ]), in lawful money of the United States of America, together with interest on the unpaid principal amount, all in accordance with the provisions stipulated herein.

Interest shall accrue on the principal amount of this Note at the rate of ten percent (10.0%) per annum, compounded annually, calculated based on a 360-day year, and accruing daily from the Issue Date until repaid, and shall be due and payable on the Maturity Date (as defined below).

All unpaid principal and all accrued but unpaid interest shall mature and become due and payable in full on the earlier of April 26, 2013 or the occurrence of a Proceeding (the “Maturity Date”). For the purposes of this Note, a “Proceeding” shall mean either (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Maker or such person’s debts, or of a substantial part of such person’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of such person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered or (b) Maker shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of such person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

If Maker completes a sale of at least $50,000 of the Maker’s capital stock (the “Equity Financing”), then the all or any portion of the principal and interest owing on this Note will, at the option of the Payee, be converted into securities of the class or classes of equity securities of Maker issued in the Equity Financing, at the same purchase price as paid by other purchasers in the Equity Financing and effective as of the close of business on the closing date of the Equity Financing. If this any portion of this Note is converted pursuant to this paragraph, the portion so converted will be deemed cancelled without any further action by Maker or Payee.

If Maker fails to make payment of the principal and all interest owing on this Note within 10 days of when due, then the Payee will have the option to acquire an undivided 50% interest in Maker’s real estate located in Hopland, California (including all land and buildings) in exchange for cancellation of such principal and interest. This option is conditioned upon (1) the approval of Maker’s disinterested directors (namely Kam Mofid, Bob Scott, and John Schaeffer), and (2) Silicon Valley Bank’s consent. Upon meeting these conditions, this option may be exercised by Payee by providing written notice to Maker at any time prior to midnight on the 20th day following the Maturity Date. If Payee exercises this option, Maker and Payee will cooperate in good faith to execute and deliver appropriate real estate transfer documents to effect the transfer of such 50% interest to Payee on customary terms and conditions (including with respect to pro-rations of taxes and other expenses related to the property).

Payee will have all rights and remedies of a creditor at law or in equity. All rights and remedies available to Payee under this Note shall be cumulative of and in addition to all other rights and remedies granted to Payee at law or in equity.

Maker agrees, and Payee by accepting this Note agrees, that this Note, and the indebtedness evidenced hereby, including all principal and interest (the “Subordinated Obligations”), shall be subordinate and junior in right of payment to the prior payment in full in cash of all indebtedness for borrowed money (the “Senior Obligations”) owed by Maker to any lenders unaffiliated with Maker (the “Senior Lenders”), and that such subordination of the payment of the Subordinated Obligations to the payment in full of the Senior Obligations shall be subject to customary subordination terms reasonably acceptable to such Senior Lenders, including the following:

(a) the subordination provisions shall be effective and apply to the Subordinated Obligations until such time as (i) the Senior Obligations shall be repaid in full in cash and (ii) all commitments of the Senior Lenders to make loans or other credit extensions to or on behalf of Maker shall expire or terminate (the “Senior Obligations Termination”); and

(b) notwithstanding any provision in this Note to the contrary, prior to the earlier of the Maturity Date and the Senior Obligations Termination, Payee shall not ask, demand, sue for, take or receive from Maker or any other person or entity, directly or indirectly, in cash or other property or by set-off or in any other manner, and Maker shall not repay, or cause to be repaid, any or all of the Subordinated Obligations, except under customary terms reasonably acceptable to the Senior Lenders.

Subject to the foregoing provisions, Maker shall have the right to prepay this Note at any time without premium or penalty, provided that payments will be applied first to accrued and unpaid interest on the principal amount and the balance, if any, to the reduction of principal.

No modification, amendment, termination, or cancellation of any provision of this Note shall be valid and binding, unless it be in writing and signed by Maker and Payee. No failure or delay on the part of Payee in exercising any right, power or privilege hereunder and no course of dealing between Maker and Payee shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

This note represents the final agreement between Maker and Payee and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between Maker and Payee. There are no unwritten oral agreements between Maker and Payee.

This Note shall be governed by, and construed in accordance with, the laws of the State of Colorado.

MAKER: REAL GOODS SOLAR, INC.

By:
Name:	Kam Mofid
Title:	CEO

Acknowledged and Agreed:

PAYEE:	[ ]

By:
Name:
Title: